UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2024

enGene Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	001-41854	Not applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4868 Rue Levy, Suite 220
Saint-Laurent, Quebec, Canada		H4R 2P1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 514 332-4888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	ENGN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one Common Share, at an exercise price of $11.50 per Share	ENGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2024, enGene Holdings Inc. (the “Company”) announced certain executive leadership changes, which include the following:

Appointment of Dr. Anthony Cheung as Chief Scientific Officer; Separation Agreement of Dr. James Sullivan

Effective October 21, 2024, Dr. Anthony Cheung’s title and role changed from Chief Technology Officer to Chief Scientific Officer, succeeding Dr. James Sullivan as Chief Scientific Officer. Dr. Sullivan shall depart the Company effective October 31, 2024 (the “Separation Date”). In connection with Dr. Sullivan’s separation, the Company (through its subsidiary, enGene USA, Inc.) expects to enter into a separation and general release agreement with Dr. Sullivan (the “Sullivan Separation Agreement”), that will supplement the Employment Agreement, dated November 8, 2023, between Dr. Sullivan and enGene USA, Inc.

If the parties enter into the Sullivan Separation Agreement, in exchange for his execution and non-revocation of a customary release, Dr. Sullivan will be entitled to (i) continuation of his base salary for a period of twelve months, in a total amount of $485,000, to be paid over the length of such term; (ii) subject to Dr. Sullivan’s continued copayment of health insurance premium amounts, a monthly payment equal to the employer payment toward twelve months of continued health insurance benefits, (iii) payment of a prorated portion of his 2024 target annual bonus, (iv) acceleration and vesting of any then unvested time-based equity awards that would have vested in the twelve-month period following the Separation Date and (v) extension of the post-termination exercise period of all of Dr. Sullivan’s outstanding stock options until a date that is one year following the Separation Date.

If the parties enter into the Sullivan Separation Agreement, the Company intends to file a copy of such agreement as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024.

Appointment of Dr. Alexander Nichols as Chief Strategy and Operations Officer; Appointment of Mr. Ronald H.W. Cooper as President

Effective October 21, 2024, Dr. Alexander Nichols’ title and role changed from President and Chief Operating Officer to Chief Strategy and Operations Officer. As a result of such change to Dr. Nichols’ title, our Chief Executive Officer, Mr. Ronald H.W. Cooper, assumed the additional title of President, such that, effective as of October 21, 2024, Mr. Cooper became the Chief Executive Officer and President of the Company.

In connection with Dr. Nichols’ change in title and roles, on October 16, 2024, the Company (through its subsidiary, enGene USA, Inc.) and Dr. Nichols entered into an Amended and Restated Employment Agreement, effective as of October 21, 2024 (as so amended and restated, the “Nichols Employment Agreement”), which amended and restated in its entirety the Employment Agreement, dated November 8, 2023, between Dr. Nichols and enGene USA, Inc. As amended and restated, the Nichols Employment Agreement reflects Dr. Nichols’ new title of Chief Strategy and Operations Officer, provides for additional personal tax liability indemnification arising from certain taxes to the extent incurred due to the Company’s status as a Canadian corporation, and provides for certain other administrative matters. Other substantive terms of the agreement remain unchanged.

This summary is qualified in its entirety by reference to the text of the Nichols Employment Agreement, which is included as Exhibit 10.01 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 21, 2024, the Company issued a press release announcing, among other things, the appointment of Joan Connolly as Chief Technology Officer and certain other executive leadership changes, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

In connection with Dr. Cheung’s transition to the role of Chief Scientific Officer, the Company announced the appointment of Joan Connolly as Chief Technology Officer, effective as of October 21, 2024.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Amended and Restated Employment Agreement, dated October 16, 2024, by and between enGene USA, Inc. and Alexander Nichols.
99.1	Press Release of the Company dated October 21, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGENE HOLDINGS INC.

Date:	October 21, 2024	By:	/s/ Lee Giguere
Name: Lee Giguere Title: Chief Legal Officer